                                                                    EXHIBIT 23.1



                       Independent Accountants' Consent




The Board of Directors
Regions Financial Corporation:

We consent to the incorporation by reference in the registration statements No. 33-41784, No. 33-40728, No. 2-95291, No. 33-36936, No. 33-24370, No. 33-58469,
No. 33-58979 on Form S-8 and No. 33-59735 on Form S-3 of Regions Financial Corporation, of our report dated January 27, 1995, except as to Note 2, which is dated July 3, 1995, and except as to Note 19 which is dated October 22, 1995, with respect to the consolidated balance sheets of First National Bancorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in Form 8-K/A No. 1, dated March 28, 1996, to the Form 8-K of Regions Financial Corporation dated March 1, 1996.

Our report refers to a change in the method of accounting for investment securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993, a change in the method of accounting for income taxes in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a change in the method of accounting for postretirement benefits other than pensions in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting For Postretirement Benefits Other than Pensions."



                                            /s/ KPMG PEAT MARWICK LLP


Atlanta, Georgia

March 27, 1996